QUALITY DISTRIBUTION, INC. ANNOUNCES RECORD THIRD QUARTER

RESULTS AND ISSUES 2006 AND 2007 GUIDANCE

FOR IMMEDIATE RELEASE

TAMPA, FL – November 1, 2006 – Quality Distribution Inc. (Nasdaq: QLTY) (the “Company”) today announced results for its third quarter ended September 30, 2006. Net income for the quarter ended September 30, 2006 was a record $38.0 million or $1.94 earnings per fully diluted share (“EPS”), as compared to $0.1 million or $0.00 EPS for the same period last year. Included in net income this quarter and recorded as part of our provision for income taxes was a net non-cash tax benefit of $32.1 million ($1.64 per fully diluted share) resulting from the release of the Company’s deferred tax valuation allowance. For the nine months ended September 30, 2006, net income was $48.0 million or $2.46 EPS, as compared to $5.7 million or $0.29 EPS for the same period last year. Excluding the impact of the release of the $32.1 million tax valuation allowance, net income for the nine months ended September 30, 2006 was $16.0 million, an increase of 180% as compared to the same period in the prior year.

Net income for the third quarter ended September 30, 2006, as adjusted for a normalized 35% tax rate (“tax effected net income”) would have been $3.8 million or $0.20 EPS as compared to a tax effected net income of $0.3 million or $0.01 EPS for the same period in the prior year. This represents the fourth consecutive quarter of record quarterly earnings for the Company. Tax effected net income for the nine months ended September 30, 2006 increased 158% to $11.0 million or $0.56 EPS as compared to $4.3 million or $0.22 EPS for the same period last year. The Company believes that the 35% normalized tax rate is a methodology for calculating tax effected net income that is consistent with that used by investors and research analysts in evaluating the Company’s financial performance.

Total revenue for the quarter ended September 30, 2006 was $190 million, an 11% increase over the $171 million of revenue recorded during the same period in the prior year. Revenue (excluding fuel surcharges) increased 7.5% to $165 million in the third quarter of this year as compared to $153 million for the third quarter of last year, representing the fifteenth consecutive year-over-year quarterly increase. Transportation revenues were $149 million, a 9.5% increase over the prior year quarter, with approximately 6.5% attributable to increased miles and 3.0% of the increase related to higher average rates.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter was approximately $17.4 million as compared to $11.4 in the third quarter of 2005, an increase of 53%. For the nine months ended September 30, 2006, EBITDA was $50.4 million as compared to $39.1 million for the same period last year, an increase of 29%.

Total debt outstanding as of September 30, 2006 was $283.9 million as compared to $287.5 million as of June 30, 2006. The decrease in overall debt is primarily due to cash flow generation from continued strong operating results and improvements in the management of our accounts receivables resulting in a decrease in our days sales outstanding (DSO) during the third quarter.

Commenting on the results, Chairman and Chief Executive Officer Jerry Detter stated, “We continue to see the positive impact of the turnaround plan we initiated last year being translated into revenue and earnings growth for our shareholders. We are pleased with where the Company is positioned entering 2007, as the Company has made meaningful investments in our trailer fleet and we have begun to benefit from the transition of a number of underperforming affiliates into Company-managed operations. Additionally, our driver count is up 6% year over year, we have seen a significant decrease in our DSO, and we expect the strong rate environment to continue into next year.”

As a result of the reversal of the deferred tax valuation allowance discussed earlier in the release, the Company estimates that its 2007 effective tax rate for GAAP purposes will be approximately 39%, as compared to the historical rate of approximately 10%. It is important to note that while the Company’s effective tax rate for GAAP purposes will increase, this change will not impact the usage of the Company’s NOL of approximately $81 million as of September 30, 2006 and will have no effect on the Company’s cash tax expense or free cash flow generation. The Company believes that there are no practical limitations on the usage of the NOL and expects that it will be fully utilized over the next several years.

Timothy Page, Chief Financial Officer added, “We have exceeded our management plan in each quarter of this year and expect continued improvement in our operating results throughout next year. Specifically, 2007 revenue growth (excluding fuel surcharge) of 6% to 8%, debt reduction of approximately $20 million, with income before taxes expected to grow between 35% and 50%. 2007 EPS is expected to be in the range of $0.95 to $1.05 based on the Company’s projected 39% effective GAAP tax rate. We believe current analyst estimates are based on a normalized 35% tax rate and therefore may not be directly comparable. The Company’s projected effective GAAP tax rate of 39% in 2007 will serve to reduce EPS by approximately $0.05 next year as compared with an EPS calculated by adjusting for the normalized 35% tax rate discussed above. However, the Company expects to only pay minimal cash taxes until the total amount of the NOL is fully extinguished.”

The Company also announced guidance for the full year 2006. The Company expects revenue, excluding fuel surcharge, of $645 million to $650 million and tax effected EPS (at 35%) for the 2006 full year in the range of $0.73-$0.75, an increase of 80% over the prior year. Included in this full year estimated earnings and our nine-month results is $2.0 million ($0.07 per share assuming a 35% effective tax rate) of cleanup expenses incurred by the Company in the second and third quarters which were related to a previously disclosed chemical release. The Company does not expect to incur any significant additional costs related to the cleanup of this release, and believes that a significant portion of the costs it has incurred in dealing with this incident may be recoverable from third parties.

Page continued, “We are very pleased with our year-to-date results with tax effected EPS up over 150% compared with the same period in 2005. While we expect that our fourth quarter results for this year will be below last year’s hurricane-influenced record levels, we anticipate both a continuation of the strong results we have produced in the first three quarters of this year as well as results that are consistent with the Company’s historic seasonal patterns. Volumes generally tend to decrease from the third to the fourth quarter by approximately 5%, resulting in lower revenues and earnings in the fourth quarter as compared with the third quarter. In the fourth quarter last year both volume and rate were positively impacted by the aftermath of hurricanes Katrina and Wilma due to rail and traffic diversions and from supply disruptions in the Gulf region.

The Company will host a conference call for investors to discuss these results on November 2, 2006 at 11:00 a.m. Eastern Time. The dial-in number is 877-210-6102 toll free; the passcode is 8274857. A replay of the call will be available until December 2, 2006, by dialing 888-203-1112; passcode 8274857. Copies of this earnings release and other financial information about the Company may be accessed on the “QDI Main / News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and Transplastics, a division of Quality Carriers, Inc., and through its affiliates and owner-operators, provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This earnings release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; fluctuations in fuel pricing or availability; increases in interest rates; changes in senior management; the Company’s ability to successfully integrate acquired businesses; the Company’s ability to achieve anticipated operating results for fiscal 2006; its ability to achieve projected operating objectives and debt reduction in 2007; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to company controlled operations; the loss of the Company’s ability to use net operating losses; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q, for the first and second quarters of 2006 as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
OPERATING REVENUES:
Transportation	$149,150	$136,184	$440,779	$409,026
Other service revenues	15,524	16,990	50,728	50,747
Fuel surcharge	25,354	17,452	67,549	43,022

Total operating revenues	190,028	170,626	559,056	502,795

OPERATING EXPENSES:
Purchased transportation	128,973	119,465	380,363	348,960
Compensation	19,052	15,485	55,326	46,502
Fuel, supplies and maintenance	15,064	9,608	38,803	26,049
Depreciation and amortization	3,873	4,107	11,661	12,864
Selling and administrative	4,875	5,451	15,626	16,014
Insurance claims	2,232	6,746	10,160	15,936
Taxes and licenses	1,018	605	2,663	2,233
Communications and utilities	2,012	1,588	6,867	5,652
Loss (gain) on disposal of property and equipment	(697)	280	(920)	333
PPI class action settlement and related expenses	—	126	—	1,039

Total operating expenses	176,402	163,461	520,549	475,582

Operating income	13,626	7,165	38,507	27,213

Interest expense	7,903	6,933	23,168	19,797
Interest income	(260)	(56)	(1,370)	(158)
Write off of debt issuance costs	—	—	—	1,110
Other (income) expense	95	(132)	(262)	(122)

Income before taxes	5,888	420	16,971	6,586
(Benefit) / provision for income taxes	(32,139)	370	(31,070)	902

Net income	$38,027	$50	$48,041	$5,684

PER SHARE DATA:
Net income per common share
Basic	$2.01	$0.00	$2.54	$0.30

Diluted	$1.94	$0.00	$2.46	$0.29

Weighted average number of shares
Basic	18,874	18,929	18,910	18,929
Diluted	19,569	19,217	19,548	19,302

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$2,952	$1,636
Accounts receivable, net	97,274	101,353
Prepaid expenses	4,828	5,336
Prepaid tires	7,445	7,360
Deferred tax asset, net	16,475	—
Other	12,521	5,017

Total current assets	141,495	120,702
Property and equipment, net	115,691	115,199
Assets held-for-sale	829	158
Goodwill	134,386	133,138
Intangibles, net	1,046	1,165
Non-current deferred tax asset, net	14,785	—
Other assets	10,953	12,043

Total assets	$419,185	$382,405

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$2,179	$1,515
Accounts payable	10,881	16,609
Affiliates and independent owner-operators payable	14,962	11,979
Accrued expenses	25,260	22,046
Environmental liabilities	6,425	8,516
Accrued loss and damage claims	7,027	9,598

Total current liabilities	66,734	70,263
Long-term indebtedness, less current maturities	281,740	287,601
Environmental liabilities	5,535	8,643
Accrued loss and damage claims	26,025	25,032
Other non-current liabilities	9,672	10,213
Deferred tax liability	—	930

Total liabilities	389,706	402,682
Minority interest in subsidiary	1,833	1,833
SHAREHOLDERS’ EQUITY / (DEFICIT)
Common stock, no par value; 29,000 authorized, 19,150 issued at September 30, 2006 and 19,123 issued at December 31, 2005	360,249	359,772
Treasury stock, 180 and 93 shares at September 30, 2006 and December 31, 2005, respectively	(2,409)	(1,042)
Accumulated deficit	(121,193)	(168,710)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(19,115)	(19,079)
Stock purchase warrants	43	54
Unearned compensation, restricted stock and stock units	—	(1,975)
Stock subscriptions receivable	(340)	(1,541)

Total shareholders’ equity / (deficit)	27,646	(22,110)

Total liabilities, minority interest and shareholders’ equity / (deficit)	$419,185	$382,405

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

Unaudited

	Nine months ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$48,041	$5,684
Adjustments to reconcile to net cash and cash equivalents used in
Operating activities:
Depreciation and amortization	11,661	12,864
Bad debt expense	(487)	2,203
Foreign currency transaction (gain) loss	—	(80)
(Gain) loss on disposal of property and equipment	(920)	333
Interest income on repayment of stock subscription	(690)	—
Write-off of deferred financing costs	—	1,110
Stock based compensation	2,256	584
Amortization of deferred financing costs	1,361	1,386
Amortization of bond discount	182	172
Minority dividends	109	109
Deferred income taxes	(32,190)	—
Changes in assets and liabilities:
Accounts and other receivables	4,566	(2,132)
Notes receivable from affiliates	140	416
Prepaid expenses	508	979
Prepaid tires	(448)	(617)
Other assets	(7,845)	(2,421)
Accounts payable and accrued expenses	(5,892)	(9,645)
Environmental liabilities	(5,199)	(4,733)
Accrued loss and damage claims	(1,578)	399
Affiliates and independent owner-operators payable	2,983	(2,281)
Other liabilities	(541)	829
Current income taxes	—	(2,484)

Net cash provided by operating activities	16,017	2,675

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,692)	(10,441)
Acquisition of business and assets	(5,506)	(2,673)
Proceeds from sales of property and equipment	5,466	3,813

Net cash used in investing activities	(10,732)	(9,301)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	83,300
Principal payments on long-term debt and capital lease obligations	(1,161)	(78,550)
Proceeds from revolver	159,000	103,200
Payments on revolver	(165,200)	(103,000)
Deferred financing fees	—	(3,162)
Change in book overdraft	3,378	3,594
Minority dividends	(109)	(109)
Other stock transactions	186	76

Net cash (used in) provided by financing activities	(3,906)	5,349

Effect of exchange rate changes on cash	(63)	—

Net increase (decrease) in cash and cash equivalents	1,316	(1,277)

Cash and cash equivalents, beginning of year	1,636	2,700

Cash and cash equivalents, end of period	$2,952	$1,423

Reconciliation EBITDA to Net Income

Unaudited

(in thousands)

EBITDA represents net income attributable to common shareholders before interest expense, provision for taxes, and depreciation and amortization. We believe that financial information based on the United States generally accepted accounting principles (“GAAP”) for highly leveraged businesses, such as ours, should be supplemented by EBITDA so that investors better understand our financial information in connection with their analysis of our business. EBITDA is a component of the measure used by our management to facilitate internal comparisons to competitors’ results and the bulk transportation industry in general. This measure is especially important given the recent trends of increased merger and acquisition activity and financial restructurings within the industry, which has led to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation industry to facilitate company to company comparisons by eliminating some of the foregoing variations. Total EBITDA may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. EBITDA is not a measure of financial performance or liquidity under GAAP. EBITDA should not be considered in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP as an indication of our operating performance or liquidity.

	Three months ended September 30, 2006	Three months ended September 30, 2005	Nine months ended September 30, 2006	Nine months ended September 30, 2005
Net income	$38,027	$50	$48,041	$5,684
(Benefit) Provision for income taxes	(32,139)	370	(31,070)	902
Interest expense	7,903	6,933	23,168	19,797
Interest income	(260)	(56)	(1,370)	(158)
Depreciation and amortization	3,873	4,107	11,661	12,864

EBITDA	$17,404	$11,404	$50,430	$39,089

RECONCILATION OF NET INCOME TO TAX EFFECTED NET INCOME AND RECONCILIATION

OF NET INCOME PER SHARE TO TAX EFFECTED NET INCOME PER SHARE

For the Three Months and Nine Months Ended September 30, 2006 and 2005

(In 000’s)

Unaudited

Tax Effected Net Income and Tax Effected Net Income Per Share (as defined) is presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of the Company’s business. Management uses a 35% tax rate for calculating the provision for income taxes to normalize the Company’s tax rate to that of comparable transportation companies. Tax Effected Net Income and Tax Effected Net Income Per Share are not a measure of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected Net Income and Tax Effected Net Income Per Share should not be considered in isolation or as a substitute for the consolidated statements of operations and cash flow data prepared in accordance with GAAP as an indication of the Company’s operating performance or liquidity.

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net Income Reconciliation:
Net income	$38,027	$50	$48,041	$5,684
Net income per common share:
Basic	$2.01	$0.00	$2.54	$0.30

Diluted	$1.94	$0.00	$2.46	$0.29

Adjustments to net income:
(Benefit) provision for income taxes	(32,139)	370	(31,070)	902

Income before income taxes	5,888	420	16,971	6,586

Provision for income taxes at 35%	2,061	147	5,940	2,305

Tax effected net income	$3,827	$273	$11,031	$4,281

Tax effected net income per common share:
Basic	$0.20	$0.01	$0.58	$0.23

Diluted	$0.20	$0.01	$0.56	$0.22

Weighted average number of shares:
Basic	18,874	18,929	18,910	18,929
Diluted	19,569	19,217	19,548	19,302